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                    [Wipfli Ullrich Bertelson LLP letterhead]

                                                                   Exhibit 23.1


                        Independent Accountants' Consent

We consent to incorporation by reference in this Registration Statement on Form S-4 of F&M Bancorporation, Inc. of our report dated January 23, 1998, relating to the consolidated balance sheets of F&M Bancorporation, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 and the references to our firm under the heading "Experts/Auditors" in the Joint Proxy Statement/Prospectus.



                                            /s/ Wipfli Ullrich Bertelson LLP
                                           -------------------------------------
                                           Certified Public Accountants

Appleton, Wisconsin
May 18, 1998